SUPPLEMENTAL LETTER OF CREDIT
                           AND REIMBURSEMENT AGREEMENT


         SUPPLEMENTAL LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT (this "Agreement") dated May 31, 2000 is between Evans & Sutherland Computer Corporation, a Utah corporation (the "Borrower") and Zions First National Bank ("Bank"). In consideration for Bank issuing additional irrevocable letters of credit during the term provided in Section 2.6 of that certain Loan Agreement dated March 31, 2000 by and between Borrower and Bank (the "Loan Agreement") in an aggregate amount of not more than $3,000,000 in excess of the $7,000,000.00 Sublimit set forth in the Loan Agreement (the "Additional Letters of Credit"), Borrower and Bank agree to the following provisions:

         1. Reimbursement. Borrower shall reimburse Bank, at Bank's office in immediately available United States currency, the amount paid or to be paid by Bank or Bank's agent, or any party on Bank's behalf on each draft or other order, instrument or demand drawn or presented under the Additional Letters of Credit (an "Item"). Items shall be reimbursed on demand. Upon full and timely reimbursement according to the terms of this Agreement and the Loan Agreement, the full face amount of the Additional Letters of Credit shall be available to Borrower throughout the remainder of the stated term of the Additional Letters of Credit.

         2. Commission and Charges. Borrower agrees to pay Bank an issuance fee in the amount set forth in Section 2.6 of the Loan Agreement, payable on the date of the issuance of such Additional Letter of Credit and any subsequent anniversary of the date of issuance. Borrower also agrees to pay Bank (i) a negotiation fee in the amount of 1/8% of the amount of each draw under each Additional Letter of Credit, payable on the date of such drawing, and (ii) an amendment fee in the amount of $35.00 for each amendment to each Additional Letter of Credit, payable on the effective date of each such amendment.

         3.  Interest.   Borrower  shall  pay  Bank  on  demand  interest  at  a
fluctuating rate (equal to the rates set forth in Section 2.2 of the Loan Agreement) on any reserved amount of the proceeds of the Loan extended pursuant to the Loan Agreement which bears interest in accordance with Section 2.6 of the Loan Agreement, until such drawn amount is fully repaid pursuant to Section 1 above.

         4.  Set  Off.   Borrower  authorizes  Bank  to  charge  any  account or
other funds in Bank's possession for the payment of the Liabilities (as defined in Section 8 of this Agreement).

         5. Continuation of Liability. Regardless of the expiration date of any Additional Letter of Credit, Borrower shall remain liable hereunder for any draw or payment made by Bank under the Additional Letter of Credit, (i) timely received but paid by the Bank within ten (10) days after the expiration date of the Additional Letter of Credit; or (ii) paid by Bank pursuant to an order of a court of competent jurisdiction; or (iii) as otherwise authorized by Borrower.

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         6.  Documentation.  Unless  specified to the contrary in any Additional
Letter of Credit application, or any amendment to any Additional Letter of Credit, Borrower agrees that Bank and Bank's correspondents may receive and accept (a) any Items or documents otherwise in order, issued or purportedly issued by an agent, executor, trustee in bankruptcy, receiver or other representative of the party who is authorized under such Additional Letter of Credit to issue such items or other documents, as complying with the terms of such Additional Letter of Credit and (b) documents which comply with the UCP (as defined in Section 19 of this Agreement). The provisions of clause (a) above shall in no way be deemed to preclude the beneficiary of any Additional Letter of Credit from issuing and presenting Items or documents under the terms of such Additional Letter of Credit.

         Borrower agrees to indemnify and hold Bank harmless from each and every claim, demand, liability, loss, cost or expense (including, but not limited to, reasonable attorneys' fees and legal costs) which may arise or be created by Bank's acceptance of telecommunication instructions in connection with any Additional Letter of Credit, including, but not limited to, telephonic instructions in connection with any waiver of discrepancies.

         7. Increased Cost/Taxes. If, as a result of any governing law, regulation, treaty or directive, or any change therein, or in the interpretation or application thereof or compliance with any request or directive (whether or not having the force of law) from any court or governmental authority, agency or instrumentality, any reserve, premium, special deposit, special assessment or similar requirements against Bank's assets, deposits with Bank or for Bank's account, or credit extended by Bank, are imposed, modified or deemed applicable and Bank reasonably determines that, by reason thereof, the cost to Bank of issuing or maintaining the Additional Letters of Credit is increased, Borrower agrees to pay Bank upon demand (which demand shall be accompanied by a statement setting forth the basis for the calculation thereof) such additional amount or amounts as will compensate Bank for such additional cost. Determinations by Bank for purposes of this Section of the additional amounts required to compensate Bank in respect of the foregoing shall be conclusive, absent manifest error. Borrower further agrees to pay any applicable levies or other taxes imposed in connection with the Additional Letters of Credit other than net income taxes payable by Bank, and otherwise comply with all domestic and foreign laws and regulations applicable to all transactions under or in connection with the Additional Letters of Credit.

         8. Collateral. As security for the performance of all obligations of this Agreement, Borrower has conveyed security interests in certain real and personal property described in and evidenced by those instruments executed concurrently with the Loan Agreement as set forth in Section 2.4 therein, and certain Investment Property held in Bank's managed account no. 2587850 as set forth in that certain Managed Agency Account Assignment Agreement. In addition thereto, Borrower hereby pledges (a) all balances, credits, deposits, accounts or moneys now or hereafter held by Bank which Borrower owns or in which Borrower may have an interest, (b) all Items, all shipping documents, warehouse receipts, policies or certificates of insurance and other documents accompanying or relating to any Items, and all property covered by any such documents or shipped

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or stored under or in  connection  with any  Additional  Letter of Credit or any
Items (whether or not such documents or property is released to Borrower or upon Borrower's request), and (c) all dividends, distributions and other right in or with respect to, and substitutions for and products and proceeds of, any of the foregoing (being referred to collectively as the "Collateral").

         In addition, Borrower hereby incorporates all of Borrower's covenants and obligations concerning the collateral as set forth in the Loan Agreement and the other Loan Documents identified therein, as well as those provided in the Managed Agency Account Agreement. The security interest granted by this Section shall continue, and the provisions of any this Agreement, the Loan Agreement, and any other instrument or document which secures the Liabilities in favor of Bank shall continue, until such time as all Liabilities have been paid in full and discharged and this Agreement has been terminated.

         9. Risks/Indemnification. Borrower agrees that any action or omission by Bank under or in connection with any Additional Letter of Credit or any Items, documents or property shall, unless in breach of good faith, be binding on Borrower and shall not put Bank under any resulting liability to Borrower. Borrower will indemnify Bank and hold Bank harmless from and against each and every claim, demand, liability, loss, cost or expense (including, but not limited to, reasonable attorneys' fees and legal costs) to which Bank may be subjected or which Bank may incur by reason of any such action or omission, or by reason of any action taken pursuant to this Agreement (including, but not limited to, by reason of (i) Bank honoring Borrower's request not to make payment under any Item or (ii) Borrower's actions to restrain Bank from making payment under any Item), unless in breach of good faith. In no event shall Bank be liable for incidental, consequential or special damages. The indemnities and obligations of Borrower contained in this Section shall survive the payment in full of amounts payable to Sections 1 through 3 hereof and termination of the Additional Letters of Credit.

         10. Discrepancies. Borrower will promptly examine the copy of each Additional Letter of Credit (and any amendments thereto) sent to Borrower by Bank, as well as any and all instruments and documents delivered to Borrower from time to time, and, in the event Borrower has any claim of non-compliance with Borrower's instructions or of discrepancies or other irregularity, Borrower will immediately notify Bank thereof in writing, and Borrower will conclusively be deemed to have waived any such claim against Bank unless such notice is given within two business days.

         11. Exculpation. In addition to the exculpatory provisions contained in the UPC (as defined hereafter in Section 19), Bank or its correspondents shall not be responsible for, and Borrower's obligation to reimburse Bank shall not be affected by: (a) compliance with any laws, customs or regulations in effect in countries of negotiation or payment of any Additional Letter of Credit; (b) failure of any Item to refer adequately to any Additional Letter of Credit, or failure of documents to accompany any Item at negotiation/payment, or failure to note the amount of any Item on the reverse of such Additional Letter of Credit or to surrender or to take up such Additional Letter of Credit or to forward

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required  documents with Items, each of which  provisions,  if contained in such
Additional Letter of Credit itself, it is agreed may be waived by Bank, (c) any refusal by Bank to honor Items because of an applicable law, regulation or ruling of any governmental agency whether valid or invalid, or now or hereafter in effect, (d) acts or the failure to act of Bank's agents or correspondents including, but not limited to, their failure to pay Items because of any law,
decree,  regulation,   ruling  or  interpretation  of  any  governmental  agency
(domestic or foreign), (e) the identity of any transferee of any Additional Letter of Credit or the sufficiency of the transfer if such Additional Letter of Credit is transferable, (f) the use which may be made of any Additional Letter of Credit or any acts or omissions by any beneficiary of transferee in connection therewith, or (g) the validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged.

         In furtherance of, and not in limitation of the foregoing, Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

         Bank shall not be liable or responsible for (a) the time, place, manner or order in which shipment is made or partial or incomplete shipment, (b) insurance of any property or any risk connected with insurance, (c) delay in arrival or failure to arrive of any property or any documents relating thereto,
(d) delay in giving or  failure to give  notice of arrival or any other  notice,
(e) the validity, form, sufficiency, accuracy, genuineness, falsification or legal effect of any documents, or the validity, genuineness, falsification or legal effect of any Items, (f) general or particular conditions stipulated in documents or superimposed thereon, (g) the description, existence, character, quantity, weight, quality, condition, packing, shipment, arrival, delivery or value of any property purportedly represented by any documents, or any difference therein from that expressed in the documents, (h) the acts or omissions, good faith, solvency, performance or standing of any vendor, shipper, issuer, consignor, carrier, insurer, user of the Additional Letter of Credit, correspondent or other bank (whether or not selected by Bank) or anyone else,
(i) loss of, or errors, omissions, interruptions or delays in transmission or delivery of, any messages, letters or documents by mail, cable, telegraph, telex, facsimile or otherwise and whether or not in cipher, (j) the translation of, or errors in translation or interpretation of, credit or technical terms,
(k) transmission of credit terms without translating them, or (l) consequences arising out of acts of God, interruptions of communication facilities, war disturbances, abnormal or emergency conditions, or other causes beyond Bank's control, or out of strikes or lockouts and none of the foregoing shall affect or impair, or prevent the vesting of any of Bank's rights and remedies or Borrower's obligations hereunder.

         12. Costs and Expenses. Borrower agrees to pay on demand all reasonable costs and expenses (including, but not limited to, reasonable attorney's fees and legal costs) in connection with (i) the Additional Letters of Credit or this Agreement or its enforcement or (ii) any action or proceeding restraining or seeking to restrain Bank from paying, or seeking to compel Bank to pay, any amount under any Additional Letter of Credit.

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         13. Amendments and/or  Modification of Additional Letters of Credit. If
Borrower requests Bank to increase the amount of any Additional Letter of Credit, extend or renew any Additional Letter of Credit, or otherwise modify the terms of any Additional Letter of Credit, Borrower agrees that this Agreement shall continue to bind Borrower with respect to any action taken by Bank or any of its correspondents in accordance with such increase, extension, renewal or other modification.

         14. Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" hereunder: (a) Borrower shall fail to pay any amount payable under this Agreement when due; (b) Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement; (c) the filing by or against Borrower or any guarantor of the Liabilities ("Guarantor") of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, relief as debtor or other relief under the bankruptcy, insolvency or similar laws of the United States or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; (d) the making of any general assignment by Borrower or any Guarantor for the benefit of creditors; the appointment of a receiver or trustee for Borrower or any Guarantor, or for any assets of Borrower or any Guarantor including, without limitation, the appointment of or taking possession by a "custodian", as defined in the federal Bankruptcy Code or otherwise; the making of any, or sending notice of any intended bulk sale; or the institution by or against Borrower or any Guarantor of any other type of insolvency proceeding under the federal Bankruptcy Code or otherwise, or of any formal or informal proceeding for the dissolution or liquidation or settlement of claims against or winding up of affairs of Borrower or any Guarantor; (e) any provision of this Agreement shall at any time for any reason cease to be valid and binding on Borrower, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower, or a proceeding shall be commenced by any governmental agency or authority having jurisdiction over Borrower seeking to establish the invalidity or unenforceability thereof, or Borrower shall deny that it has any or further liability or obligation under this Agreement; or (f) any default shall occur under any agreement by and among Borrower and Bank.

         If any Event of Default shall have occurred and be continuing, Bank may: (a) by written notice to Borrower direct Borrower to pay immediately to Bank an amount equal to Bank's potential liability under all Additional Letters of Credit, whether or not any Item shall have been presented thereunder; (b) offset any funds of Borrower held by Bank; (c) pursue any other remedy available to it under this Agreement, the Loan Agreement or pursuant to the terms of any other documents executed in accordance herewith; or (d) take any and all actions with respect to the Collateral as allowed by applicable law.

         15. Documents. Borrower agrees that (a) Bank may accept as "bills of lading" under Additional Letters of Credit any documents issued or purportedly issued by or on behalf of any carrier which acknowledge receipt of property for transportation, whatever the specific provisions of such documents, (b) Bank may accept as documents of insurance either insurance policies or insurance certificates, (c) Bank may accept as sufficient and controlling the description

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of any  property  contained  in any  invoice  notwithstanding  that any bills of lading, insurance or other documents (which Bank may also accept) may contain a description different from that contained in such invoice, and (d) Bank may accept any document containing stamped, written or typewritten provisions thereon, whether or not signed or initialed, and may assume conclusively that the same were placed with authority on the document at the time of its issuance by the carrier or other issuer or any agent thereof.

         16. Release of Documents or Property. In the event that Bank receives some but not all of the documents against which drawings may be made and, at Borrower's request, Bank delivers such documents to Borrower or to anyone else, or in the event that Bank, at Borrower's request, releases or consents to the release of some or all of the property shipped or purported to have been shipped under any Additional Letter of Credit prior to the presentation of the relative Item, Borrower agrees to pay Bank on demand the amount of any claim made against Bank by reason thereof and authorizes Bank to honor such Item when it is presented regardless of whether or not such Item or any document which may accompany it complies with the terms of such Additional Letter of Credit.

         17. Delay and Waiver. No delay in the exercise of Bank's rights or remedies shall be deemed a waiver, and no partial exercise of Bank's rights or remedies shall preclude the further exercise of any right or remedy. No waiver shall be effective unless in writing and then only as to the specific subject waived.

         18. Notice. All Notices to required shall be given to the parties shall be delivered in accordance with the provisions of Section 9.6 of the Loan Agreement. "Notice" shall include any request, demand or other communication.

         19. Construction and Interpretation. The Additional Letters of Credit and this Agreement shall be governed by the laws of the State of Utah, including the Uniform Commercial Code. Unless inconsistent with Utah law, the Additional Letters of Credit and this Agreement are subject to the terms of the Uniform Customs and Practice for Documentary Credits (1993 Revision), the International Chamber of Commerce Publication No. 500 ("UCP"), as hereby expressly incorporated by reference.

         20. Assigns. This Agreement is binding upon the parties hereto and their respective successors and assigns.

         21. Severability. If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances, other than those to which it is held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

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         22.   ARBITRATION DISCLOSURES:

               A.  ARBITRATION  IS  FINAL  AND  BINDING  ON  BORROWER  AND  BANK
               (COLLECTIVELY, THE "PARTIES") AND SUBJECT TO ONLY VERY LIMITED REVIEW BY A COURT.

               B. IN ARBITRATION THE PARTIES ARE WAIVING THEIR RIGHT TO LITIGATE IN COURT, INCLUDING THEIR RIGHT TO A JURY TRIAL.

               C. DISCOVERY IN ARBITRATION IS MORE LIMITED THAN DISCOVERY IN COURT.

               D. ARBITRATORS ARE NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING IN THEIR AWARDS. THE RIGHT TO APPEAL OR SEEK MODIFICATION OF ARBITRATORS' RULINGS IS VERY LIMITED.

               E. A PANEL OF ARBITRATORS MIGHT INCLUDE AN ARBITRATOR WHO IS OR WAS AFFILIATED WITH THE BANKING INDUSTRY.

               F. IF YOU HAVE QUESTIONS ABOUT ARBITRATION, CONSULT YOUR ATTORNEY OR THE AMERICAN ARBITRATION ASSOCIATION.

         (a) Any claim or controversy ("Dispute") between or among the Parties and their assigns, including but not limited to Disputes arising out of or relating to the Additional Letters of Credit, this Agreement, this arbitration provision ("arbitration clause"), or any related agreements or instruments relating hereto or delivered in connection herewith ("Related Documents"), and including but not limited to a Dispute based on or arising from an alleged tort, shall at the request of any Party be resolved by binding arbitration in accordance with the applicable arbitration rules of the American Arbitration Association ("the Administrator"). The provisions of this arbitration clause shall survive any termination, amendment, or expiration of this Agreement or the Related Documents. The provisions of this arbitration clause shall supersede any prior arbitration agreement between or among the Parties. If any provision of this arbitration clause should be determined to be unenforceable, all other provisions of this arbitration clause shall remain in full force and effect.

         (b) The arbitration proceedings shall be conducted in Salt Lake City, Utah, at a place to be determined by the Administrator. The Administrator and the arbitrator(s) shall have the authority to the extent practicable to take any action to require the arbitration proceeding to be completed and the arbitrator(s)' award issued within one-hundred-fifty (150) days of the filing of the Dispute with the Administrator. The arbitrator(s) shall have the authority

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to impose  sanctions on any Party that fails to comply with time periods imposed by the Administrator or the arbitrator(s), including the sanction of summarily dismissing any Dispute or defense with prejudice. The arbitrator(s) shall have the authority to resolve any Dispute regarding the terms of this Agreement, this arbitration clause or the Related Documents, including any claim or controversy regarding the arbitrability of any Dispute. All limitations periods applicable to any Dispute or defense, whether by statute or agreement, shall apply to any arbitration proceeding hereunder and the arbitrator(s) shall have the authority to decide whether any Dispute or defense is barred by a limitations period and, if so, to summarily enter an award dismissing any Dispute or defense on that basis. The doctrines of compulsory counterclaim, res judicata, and collateral estoppel shall apply to any arbitration proceeding hereunder so that a Party must state as a counterclaim in the arbitration proceeding any claim or controversy which arises out of the transaction or occurrence that is the subject matter of the Dispute. The arbitrator(s) may in the arbitrator(s)' discretion and at the request of any Party: (1) consolidate in a single arbitration proceeding any other claim or controversy involving another Party that is substantially related to the Dispute where that other Party is bound by an arbitration clause with the Bank, such as borrowers, guarantors, sureties, and owners of collateral; (2) consolidate in a single arbitration proceeding any other claim or controversy that is substantially similar to the Dispute; and (3) administer multiple arbitration claims or controversies as class actions in accordance with the provisions of Rule 23 of the Federal Rules of Civil Procedure.

         (c) The arbitrator(s) shall be selected in accordance with the rules of the Administrator from panels maintained by the Administrator. A single arbitrator shall have expertise in the subject matter of the Dispute. Where three arbitrators conduct an arbitration proceeding, the Dispute shall be decided by a majority vote of the three arbitrators, at least one of whom must have expertise in the subject matter of the Dispute and at least one of whom must be a practicing attorney. The arbitrator(s) shall award to the prevailing Party recovery of all costs and fees (including attorneys' fees and costs, arbitration administration fees and costs, and arbitrator(s)' fees). The arbitrator(s), either during the pendency of the arbitration proceeding or as part of the arbitration award, also may grant provisional or ancillary remedies including but not limited to an award of injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment, or the appointment of a receiver.

         (d) Judgment upon an arbitration award may be entered in any court having jurisdiction, subject to the following limitation: the arbitration award is binding upon the Parties only if the amount does not exceed Four Million Dollars ($4,000,000.00); if the award exceeds that limit, any Party may demand the right to a court trial. Such a demand must be filed with the Administrator within thirty (30) days following the date of the arbitration award; if such a demand is not made within that time period, the amount of the arbitration award shall be binding. The computation of the total amount of an arbitration award shall include amounts awarded for attorneys' fees and costs, arbitration administration fees and costs, and arbitrator(s)' fees.

         (e) No provision of this arbitration clause, nor the exercise of any rights hereunder, shall limit the right of any Party to: (1) judicially or non-judicially foreclose against any real or personal property collateral or

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other security;  (2) exercise self-help  remedies,  including but not limited to repossession and setoff rights; or (3) obtain from a court having jurisdiction thereover any provisional or ancillary remedies including but not limited to
injunctive   relief,   foreclosure,    sequestration,    attachment,   replevin,
garnishment, or the appointment of a receiver. Such rights can be exercised at any time, before or during initiation of an arbitration proceeding, except to the extent such action is contrary to the arbitration award. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration, and any claim or controversy related to the exercise of such rights shall be a Dispute to be resolved under the provisions of this arbitration clause. Any Party may initiate arbitration with the Administrator; however, if any Party initiates litigation and another Party disputes any allegation in that litigation, the disputing Party--upon the request of the initiating Party--must file a demand for arbitration with the Administrator and pay the Administrator's filing fee. The Parties may serve by mail a notice of an initial motion for an order of arbitration.

         (f) Notwithstanding the applicability of any other law to this Agreement, the arbitration clause, or Related Documents between or among the Parties, the Federal Arbitration Act, 9 U.S.C.ss.1 et seq., shall apply to the construction and interpretation of this arbitration clause.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers or representatives thereto duly authorized as of the date first above written.

EVANS & SUTHERLAND                          ZIONS FIRST NATIONAL BANK
COMPUTER CORPORATION,
a Utah corporation

By: /s/ Richard Gaynor                      By: /s/ Michael Brough
    -------------------------------             ---------------------------

Title: Vice President and CFO               Title: Vice President
       ----------------------------                ------------------------







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